Exhibit 99.2

USANA Health Sciences, Inc.	April 25, 2023

Q1 2023 Management Commentary

Key Financial & Operating Results
●	First quarter net sales were $248 million versus $228 million for the fourth quarter of 2022 and $273 million during the first quarter of 2022.
●	First quarter diluted EPS was $0.95 as compared with $0.66 for the fourth quarter of 2022 and $1.15 during the first quarter of 2022.
●	Generated $13 million of operating cash flow during the quarter.
●	Fiscal 2023 net sales and diluted EPS guidance updated to $875 to $950 million and $2.40 to $3.30, respectively, from $850 million to $950 million and $2.35 to $3.30.

Overview

The first quarter was a solid start to the year for USANA. Our net sales performance was driven by several initiatives that helped stabilize active customer counts and contribute to sequential quarter net sales growth. Early in the quarter, we saw increased demand for certain products in China following the government’s shift in COVID policy during the fourth quarter of 2022. We estimate that this increase in purchasing added approximately $12 million to our net sales results for the quarter. Purchasing behavior for these products returned to more normalized levels post-Lunar New Year holiday, and we currently don’t anticipate meaningful elevated demand for these products going forward.

During the last few weeks of the quarter, we saw increased purchasing ahead of price increases across several markets. We estimate that this incremental purchasing added approximately $13 million to net sales for the quarter.

The operating environment in many of our markets around the world remains dynamic as consumer purchasing behaviors continue to be impacted by inflationary pressures and, in some cases, geopolitical conditions. Our business is not immune to these market pressures, and we implemented price increases across several key markets accordingly. We typically see increased sales activity ahead of price increases, but the sales activity in the first quarter was higher than anticipated.

For sequential quarter comparative purposes, the fourth quarter of 2022 benefitted from approximately $10 million of net sales from increased product demand in China, while the first quarter of 2023 benefitted from approximately $25 million in additional sales from the combined increased product demand in China and purchasing ahead of price increases.

One of our top priorities this year is to re-engage with our sales leaders by returning to in-person meetings and events. We made solid progress on this strategy with several events held during the first quarter. Notably, we also held our China National Sales meeting in Macau in mid-April this year. This was our first large-scale event in Asia Pacific since 2019. Associate attendance at this event was excellent and the feedback from the same Associates was overwhelmingly positive. The nature of face-to-face meetings, particularly after years of restraint, is critical to our business and we are encouraged by the feedback we’ve received following this and other events hosted during the first quarter. Looking forward, we are preparing to host our annual Asia Pacific Convention in South Korea in early May, which will also be a large scale, in-person event. This event provides another invaluable opportunity for our sales leaders and leadership team to gather and collaborate. Notably, we plan to use this event as a platform to announce our expansion into a new market, which we plan to formally launch later this year. Although this new market will officially open later in the year and have limited operations in 2023, we believe it offers a meaningful long-term opportunity for active customer and sales growth, as well as diversification of our active customer and sales base.

Operationally, manufacturing and material costs remained at elevated levels in the first quarter, albeit stabilizing when compared to the first quarter of 2022. In addition to the price increases, we continue to align our cost structure with current and expected sales performance to address these pressures. We remain committed, however, to investing in strategic initiatives that we believe will position USANA to deliver sustainable long-term growth.

Overall, we are pleased with our first quarter results and the progress we are making on several strategic fronts. We have raised the lower end of our net sales and earnings per share guidance for the full year to reflect the operating results of the first quarter as well as our general confidence in the business and modestly improved market conditions.

Q1 2023 Financial Performance

Consolidated Results
Net Sales	$248 million	● +9% sequentially ● +5% sequentially in constant currency ● -9% vs. Q1 2022 ● -4% constant currency vs. Q1 2022 ● -$13 million YOY FX impact, or -5%
Diluted EPS	$0.95	● +44% sequentially ● -17% vs. Q1 2022 ● Diluted shares of 19.3 million, -1% YOY
Active Customers	491,000	● Flat sequentially ● -11% vs. Q1 2022

Balance Sheet and Share Repurchase Activity

We ended the quarter with $295 million in cash and cash equivalents, remained debt-free, and generated $13 million in operating cash flow during the first quarter.

Inventories at quarter-end were $68 million, a reduction of $2 million (or 3%) from the fourth quarter of 2022 and $29 million lower (or 30%) than the first quarter of 2022. Our in-house manufacturing capabilities provide us with better control of inventory levels, helping to mitigate supply chain risks and providing a meaningful advantage to deliver an excellent customer experience.

We did not repurchase shares during the quarter and as of April 1, 2023, we had approximately $83 million remaining under the current share repurchase authorization.

Quarterly Income Statement Discussion

Gross margin decreased 70 basis points from the prior year to 80.5% of net sales. The decrease can be attributed to the negative impact of currency exchange rates, increased material costs and the loss of leverage on fixed-period costs due to lower net sales, partially offset by favorable changes in geographic sales mix and reductions in year-over-year transportation costs.

Associate Incentives decreased 110 basis points from the prior year to 42.7% of net sales. The decrease reflects lower incentive and promotional expenses due to lower net sales in the current-year quarter.

Selling, General and Administrative expenses increased 170 basis points from the prior year to 27.0% as a percentage of net sales. The relative increase is largely due to a loss of leverage on lower year-over-year net sales. On an absolute basis, SG&A expenses decreased $1.9 million compared to the first quarter of 2022.

The effective tax rate increased to 35.5% from the 32.5% reported in the first quarter of 2022, largely due to the mix of taxable income by market.

Q1 2023 Regional Results

Asia Pacific Region
Net Sales	$200 million	● +9% sequentially ● +4% constant currency sequentially ● -9% vs. Q1 2022 ● -3% constant currency vs. Q1 2022 ● 80% of consolidated net sales
Active Customers	386,000	● +1% sequentially ● -9% vs. Q1 2022

Asia Pacific Sub-Regions
Greater China
Net Sales	$124 million	● +5% sequentially ● +1% constant currency sequentially ● -7% vs. Q1 2022 ● -1% constant currency vs. Q1 2022
Active Customers	242,000	● -1% sequentially ● -5% vs. Q1 2022
North Asia
Net Sales	$30 million	● +21% sequentially ● +12% constant currency sequentially ● -1% vs. Q1 2022 ● +5% constant currency vs. Q1 2022
Active Customers	54,000	● +2% sequentially ● -5% vs. Q1 2022
Southeast Asia Pacific
Net Sales	$46 million	● +14% sequentially ● +10% constant currency sequentially ● -15% vs. Q1 2022 ● -12% constant currency vs. Q1 2022
Active Customers	90,000	● +3% sequentially ● -18% vs. Q1 2022

Greater China: As previously mentioned, we benefitted from increased demand for certain products in the first few weeks of the quarter, which helped drive 3% sequential-quarter net sales growth in mainland China. Increased purchasing ahead of price increases announced late in the quarter was also a driver of sequential-quarter net sales growth. Meanwhile, year-over-year declines in net sales and active customers largely reflect the decrease in promotional activity compared to the first quarter of 2022.

North Asia: Increased purchasing ahead of price increases implemented in South Korea in the quarter was the key driver of both year-over-year and sequential net sales growth. The year-over-year decline in active customers largely reflects lower promotional activity in the quarter when compared to the first quarter of 2022.

Southeast Asia Pacific: While key markets within this sub-region continued to operate in a challenging economic environment, net sales grew sequentially driven by increased purchasing ahead of price increases announced or implemented late in the quarter. Malaysia and the Philippines posted 29% and 8% sequential-quarter net sales growth, respectively. The year-over-year decline in both net sales and active customers reflects lower promotional activity in the quarter when compared to the first quarter of 2022.

Americas and Europe Region
Net Sales	$49 million	● +9% sequentially ● +8% constant currency sequentially ● -11% vs. Q1 2022 ● -9% constant currency vs. Q1 2022 ● 20% of consolidated net sales
Active Customers	105,000	● -1% sequentially ● -19% vs. Q1 2022

Americas and Europe Region: Sequential-quarter net sales growth was largely driven by increased purchasing ahead of price increases announced or implemented in key markets within this sub-region. Local-currency net sales in Canada increased 11% sequentially and net sales in the United States grew 8%. The year-over-year decline in both active customers and net sales in this region largely reflects lower promotional activity in the quarter when compared to the first quarter of 2022.

Fiscal 2023 Outlook

We are updating our consolidated net sales and earnings per share outlook for fiscal year 2023 as follows:

Fiscal Year 2023 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$875 - $950 million	$850 - $950 million
Diluted EPS	$2.40 - $3.30	$2.35 - $3.30

Our revised outlook for the year reflects:

●	An operating margin in the range of 8% to 10%

●	An annual effective tax rate of approximately 36%

●	An annualized diluted share count of 19.2 million

●	A modest unfavorable currency exchange rate impact

Our first quarter performance is enabling us to raise the lower end of our fiscal 2023 net sales and diluted EPS guidance range. Year-over-year comparisons in the first half of the year will remain challenging given our strategy this year to offer smaller market or region-specific promotions staggered throughout the year. The current dynamic operating and geopolitical environment are key factors underpinning our wider-than-normal fiscal 2023 guidance range.

In closing, we remain encouraged by the solid start to the year and look forward to further executing on our 2023 strategies which include a return to live sales meetings and events where possible, new market expansion, new incentive opportunities for our salesforce, pursuing additional acquisition opportunities, and expanding our digital commerce capabilities.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this Management Commentary should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investor contact:	Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:	Dan Macuga
Public Relations
801-954-7280